UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

ReNew Energy Global plc

(Name of Issuer)

ReNew Global Class A Shares, Nominal Value $0.0001 Per Share

(Title of Class of Securities)

G7500M 104

(CUSIP Number)

David S. Thomas, Esq.

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

(212) 902-1000

With a copy to:

Nallini Puri and Sarah Lewis

2 London Wall Place

London

EC2Y 5AU

+44 20 7614 2200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 26, 2021

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G7500M 104

1.	Names of Reporting Persons The Goldman Sachs Group, Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 34,133,476
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 34,133,476
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,133,476
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 12.1%[1]
14.	Type Of Reporting Person HC-CO

 (1) Based on 282,366,725 Class A Shares (“Class A Shares”) of ReNew Energy Global plc (the “Issuer”) outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Goldman Sachs & Co. LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 34,133,476
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 34,133,476
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,133,476
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 12.1%[1]
14.	Type Of Reporting Person BD-PN-IA

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Wyvern Holdings Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Mauritius
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 34,133,476
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 34,133,476
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,133,476
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 12.1%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 12,267,571
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 12,267,571
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,267,571
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 4.3%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GSCP VI Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 12,267,571
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 12,267,571
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,267,571
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 4.3%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI Offshore Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 10,202,496
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 10,202,496
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,202,496
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 3.6%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GSCP VI Offshore Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 10,202,496
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 10,202,496
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,202,496
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 3.6%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI Parallel, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,372,387
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,372,387
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,372,387
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 1.2%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Advisors VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,372,387
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,372,387
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,372,387
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 1.2%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI GmbH & Co. KG
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 436,908
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 436,908
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 436,908
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.2%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Goldman, Sachs Management GP GMBH
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 436,908
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 436,908
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 436,908
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.2%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2011 Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 211,628
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 211,628
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 211,628
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2011 Offshore Advisors, Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 354,989
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 354,989
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 354,989
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person CO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Bridge Street 2011, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 324,268
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 324,268
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 324,268
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Bridge Street Opportunity Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 324,268
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 324,268
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 324,268
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Bridge Street 2011 Offshore, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 143,361
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 143,361
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 143,361
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons West Street Energy Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,713,722
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,713,722
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,713,722
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 1.3%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Broad Street Energy Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 7,038,323
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 7,038,323
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,038,323
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 2.5%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons West Street Energy Partners Offshore Holding-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 849,924
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 849,924
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 849,924
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.3%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons West Street Energy Partners Offshore, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,474,677
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,474,677
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,474,677
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.9% [1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2013, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 102,400
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 102,400
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,400
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 139,947
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 139,947
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 139,947
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2013 Offshore, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 37,547
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 37,547
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,547
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,366,725 Class A Shares outstanding as of August 27, 2021, as reported by the Issuer in its Form 20-F filed with the SEC on August 27, 2021.

This Amendment No. 1 (the “Amendment”) amends and supplements the Schedule 13D filed by the Reporting Persons on September 2, 2021 (the “Original Schedule 13D” and, as amended and supplemented by this Amendment, the “Schedule 13D”). Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Original Schedule 13D. Capitalized terms not otherwise defined in this Amendment shall have the same meanings ascribed thereto in the Original Schedule 13D.

Item 4.	Purpose of Transaction

This Amendment amends and restates the fourth paragraph of Item 4 of the Original Schedule 13D in its entirety as set forth below:

GSW and its affiliates intend to dispose of at least 20,500,000 Class A Shares as soon as possible after the expiration of the lock-up period (as described below), but, as of the date of this filing, GSW has not entered into any agreement to dispose of any such Class A Shares.

Item 7.	Material to be Filed as Exhibits

Exhibit Number	Description of Exhibits

99.1	Business Combination Agreement, dated as of February 24, 2021, as it may be amended from time to time, by and among the Issuer, RMG II, the RMG II Representative, Merger Sub, ReNew India and the Major Shareholders (incorporated herein by reference to Exhibit 99.1 to the Original Schedule 13D).

99.2	Shareholders Agreement, dated as August 23, 2021, by and among the Issuer and each Shareholders Agreement Investor (incorporated herein by reference to Exhibit 99.2 to the Original Schedule 13D).

99.3	Registration Rights, Coordination and Put Option Agreement, dated as of August 23, 2021, by and among the Issuer, the Significant Shareholders, the Founder Investors and ReNew India (incorporated herein by reference to Exhibit 99.3 to the Original Schedule 13D).

99.4	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Exchange Act, dated as of September 2, 2021, by and among the GS Reporting Persons (incorporated herein by reference to Exhibit 99.4 to the Original Schedule 13D).

99.5	Power of Attorney, relating to The Goldman Sachs Group, Inc. (incorporated herein by reference to Exhibit 99.5 to the Original Schedule 13D).

99.6	Power of Attorney, relating to Goldman, Sachs & Co. LLC (incorporated herein by reference to Exhibit 99.6 to the Original Schedule 13D).

99.7	Power of Attorney, relating to GS Wyvern Holdings Limited (incorporated herein by reference to Exhibit 99.7 to the Original Schedule 13D).

99.8	Power of Attorney, relating to GS Capital Partners VI Fund, L.P. (incorporated herein by reference to Exhibit 99.8 to the Original Schedule 13D).

99.9	Power of Attorney, relating to GSCP VI Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.9 to the Original Schedule 13D).

99.10	Power of Attorney, relating to GS Capital Partners VI Offshore Fund, L.P. (incorporated herein by reference to Exhibit 99.10 to the Original Schedule 13D).

99.11	Power of Attorney, relating to GSCP VI Offshore Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.11 to the Original Schedule 13D).

99.12	Power of Attorney, relating to GS Capital Partners VI Parallel, L.P. (incorporated herein by reference to Exhibit 99.12 to the Original Schedule 13D).

99.13	Power of Attorney, relating to GS Advisors VI, L.L.C. (incorporated herein by reference to Exhibit 99.13 to the Original Schedule 13D).

99.14	Power of Attorney, relating to GS Capital Partners VI GmbH & Co. KG (incorporated herein by reference to Exhibit 99.14 to the Original Schedule 13D).

99.15	Power of Attorney, relating to Goldman, Sachs Management GP GmbH (incorporated herein by reference to Exhibit 99.15 to the Original Schedule 13D).

99.16	Power of Attorney, relating to MBD 2011 Holdings, L.P. (incorporated herein by reference to Exhibit 99.16 to the Original Schedule 13D).

99.17	Power of Attorney, relating to Bridge Street 2011, L.P. (incorporated herein by reference to Exhibit 99.17 to the Original Schedule 13D).

99.18	Power of Attorney, relating to Bridge Street Opportunity Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.18 to the Original Schedule 13D).

99.19	Power of Attorney, relating to Bridge Street 2011 Offshore, L.P. (incorporated herein by reference to Exhibit 99.19 to the Original Schedule 13D).

99.20	Power of Attorney, relating to MBD 2011 Offshore Advisors, Inc. (incorporated herein by reference to Exhibit 99.20 to the Original Schedule 13D).

99.21	Power of Attorney, relating to West Street Energy Partners, L.P. (incorporated herein by reference to Exhibit 99.21 to the Original Schedule 13D).

99.22	Power of Attorney, relating to West Street Energy Partners Offshore Holding-B, L.P. (incorporated herein by reference to Exhibit 99.22 to the Original Schedule 13D).

99.23	Power of Attorney, relating to West Street Energy Partners Offshore, L.P. (incorporated herein by reference to Exhibit 99.23 to the Original Schedule 13D).

99.24	Power of Attorney, relating to Broad Street Energy Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.24 to the Original Schedule 13D).

99.25	Power of Attorney, relating to MBD 2013, L.P. (incorporated herein by reference to Exhibit 99.25 to the Original Schedule 13D).

99.26	Power of Attorney, relating to MBD 2013 Offshore, L.P. (incorporated herein by reference to Exhibit 99.26 to the Original Schedule 13D).

99.27	Power of Attorney, relating to MBD Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.27 to the Original Schedule 13D).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 10, 2021

THE GOLDMAN SACHS GROUP, INC.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GOLDMAN, SACHS & CO. L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS WYVERN HOLDINGS LIMITED

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI FUND, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GSCP VI ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GSCP VI OFFSHORE ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS ADVISORS VI, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI GMBH & CO. KG

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GOLDMAN, SACHS MANAGEMENT GP GMBH

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2011 HOLDINGS, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BRIDGE STREET 2011 OFFSHORE, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2011 OFFSHORE ADVISORS, INC.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BRIDGE STREET 2011, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

WEST STREET ENERGY PARTNERS, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

WEST STREET ENERGY PARTNERS OFFSHORE HOLDING-B, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

WEST STREET ENERGY PARTNERS OFFSHORE, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BROAD STREET ENERGY ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2013, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2013 OFFSHORE, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact